SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 1)

                                 Illumina, Inc.
                                 --------------
                                (Name of Issuer)

                     COMMON STOCK, $.01 par value per share
                     --------------------------------------
                         (Title of Class of Securities)

                                    452327109
                                    ---------
                                 (CUSIP Number)

                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           |_|    Rule 13d-1(b)

           |_|    Rule 13d-1(c)

           |X|    Rule 13d-1(d)


                               Page 1 of 10 Pages

------------------------                              --------------------------
CUSIP No.  452327109                   13G                    Page 2 of 10 Pages
-------------------------                             --------------------------


---------- ---------------------------------------------------------------------
1.         NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             TGI Fund II, LC               I.R.S. Identification No.: 54-1888920
---------- ---------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [   ]
                                                                       (b) [ X ]
---------- ---------------------------------------------------------------------
3.         SEC USE ONLY

---------- ---------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION
              Virginia
---------- ---------------------------------------------------------------------
                         5.        SOLE VOTING POWER
   NUMBER OF                       0
    SHARES               --------- ---------------------------------------------
 BENEFICIALLY            6.        SHARED VOTING POWER
   OWNED BY                        914,055
EACH REPORTING           --------- ---------------------------------------------
 PERSON WITH             7.        SOLE DISPOSITIVE POWER
                                    0
                         --------- ---------------------------------------------
                         8.        SHARED DISPOSITIVE POWER
                                   914,055
---------- ---------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              914,055
---------- ---------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                  [   ]
---------- ---------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              2.8%
---------- ---------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON
             00
---------- ---------------------------------------------------------------------

------------------------                              --------------------------
CUSIP No.  452327109                   13G                    Page 3 of 10 Pages
-------------------------                             --------------------------

---------- ---------------------------------------------------------------------
1.         NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              Tredegar Investments, Inc   I.R.S. Identification No.:  54-1561097
---------- ---------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [   ]
                                                                       (b) [ X ]
---------- ---------------------------------------------------------------------
3.         SEC USE ONLY

---------- ---------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION
             Virginia
---------- ---------------------------------------------------------------------
                         5.        SOLE VOTING POWER
   NUMBER OF                       0
    SHARES               --------- ---------------------------------------------
 BENEFICIALLY            6.        SHARED VOTING POWER
   OWNED BY                         914,055 shares all of which are directly
EACH REPORTING                     held by TGI Fund II, LC ("TGI").  Tredegar
  PERSON WITH                      Investments, Inc. ("Tredegar Investments") is
                                   the sole manager of TGI.
                         --------- ---------------------------------------------
                         7.        SOLE DISPOSITIVE POWER
                                    0
                         --------- ---------------------------------------------
                         8.        SHARED DISPOSITIVE POWER
                                    914,055 shares all of which are directly
                                   held by TGI.  Tredegar Investments is the
                                   sole manager of TGI.
---------- ---------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              914,055
---------- ---------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           [   ]
---------- ---------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              2.8%
---------- ---------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON
              CO
---------- ---------------------------------------------------------------------

------------------------                              --------------------------
CUSIP No.  452327109                   13G                    Page 4 of 10 Pages
-------------------------                             --------------------------

---------- ---------------------------------------------------------------------
1.         NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              Tredegar Corporation        I.R.S. Identification No.:  54-1497771
---------- ---------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [   ]
                                                                       (b) [ X ]
---------- ---------------------------------------------------------------------
3.         SEC USE ONLY

---------- ---------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION
             Virginia
---------- ---------------------------------------------------------------------
                         5.        SOLE VOTING POWER
   NUMBER OF                       0
    SHARES               --------- ---------------------------------------------
 BENEFICIALLY            6.        SHARED VOTING POWER
   OWNED BY                         914,055 shares all of which are directly
EACH REPORTING                     held by TGI.  Tredegar Investments is the
  PERSON WITH                      sole manager of TGI and Tredegar Corporation
                                   holds 100% of the capital stock of Tredegar
                                   Investments
                         --------- ---------------------------------------------
                         7.        SOLE DISPOSITIVE POWER
                                    0
                         --------- ---------------------------------------------
                         8.        SHARED DISPOSITIVE POWER
                                    914,055 shares all of which are directly
                                   held by TGI.  Tredegar Investments is the
                                   sole manager of TGI and Tredegar Corporation
                                   holds 100% of the capital stock of Tredegar
                                   Investments
---------- ---------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              914,055
---------- ---------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           [   ]
---------- ---------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              2.8%
---------- ---------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON
              CO
---------- ---------------------------------------------------------------------

Item 1(a).        Name of Issuer:

         Illumina, Inc., a California corporation.

Item 1(b).        Address of Issuer's Principal Executive Offices:

         9390 Towne Centre Drive, Suite 200, San Diego, California 92121

Item 2(a).        Name of Persons Filing:

         This Amendment No. 1 is being filed by TGI Fund II, LC, a Virginia limited liability company ("TGI"), Tredegar Investments, Inc., a Virginia corporation and the sole manager of TGI ("Tredegar Investments"), and Tredegar Corporation, a Virginia corporation and the holder of 100% of the capital stock of Tredegar Investments ("Tredegar" and together with TGI and Tredegar Investments, the "Reporting Persons"). Attached hereto as Exhibit 1 is a copy of the Joint Filing Agreement, dated as of February 14, 2002, by and among the Reporting Persons, pursuant to which the Reporting Persons have agreed that this Amendment No. 1 is a joint filing on behalf of each of TGI, Tredegar Investments and Tredegar.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

         The address of TGI's, Tredegar Investments' and Tredegar's principal business office is 1100 Boulders Parkway, Richmond, Virginia 23225.

Item 2(c).        Citizenship:

         TGI is a Virginia limited liability company.

         Tredegar Investments is a Virginia corporation.

         Tredegar is a Virginia corporation.

Item 2(d).        Title of Class of Securities:

         Common stock, $.001 par value per share.

Item 2(e).        CUSIP Number:

         452327109.

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a)      |_| Broker or dealer registered under Section 15 of the
                      Exchange Act.

         (b)      |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c)      |_| Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.

                               Page 5 of 10 Pages

         (d)      |_| Investment company registered under Section 8 of the
                      Investment Company Act.

         (e)      |_| An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E).

         (f)      |_| An employee benefit plan or endowment fund in accordance
                      with Rule 13d-1(b)(1)(ii)(F).

         (g)      |_| A parent holding company or control person in accordance
                      with Rule 13d-1(b)(1)(ii)(G).

         (h)      |_| A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act.

         (i)      |_| A church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act.

         (j)      |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership.

         (a)      Amount beneficially owned:  See Item 9 of Cover Pages.

         (b)      Percent of class:  See Item 11 of Cover Pages.

         (c)      Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: See Item 5 of Cover Pages.

                  (ii) Shared power to vote or to direct the vote: See Item 6 of Cover Pages.

                  (iii) Sole power to dispose or to direct the disposition of: See Item 7 of Cover Pages.

                  (iv) Shared power to dispose or to direct the disposition of: See Item 8 of Cover Pages.

Item 5.           Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ X ]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

         Not applicable.

                               Page 6 of 10 pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

         Not applicable.

Item 8.           Identification and Classification of Members of the Group.

         Not applicable.

Item 9.           Notice of Dissolution of Group.

         Not applicable.

Item 10.          Certifications.

         Not applicable.


                               Page 7 of 10 Page

                                    SIGNATURE

         After reasonable inquiry and to the best of her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



Date:  February 14, 2002                   TGI FUND II, LC

                                           By:      Tredegar Investments, Inc.
                                                     Manager


                                           By:      /s/ Nancy M. Taylor
                                                    ----------------------------
                                                    Nancy M. Taylor
                                                    Vice President and Secretary



Date:  February 14, 2002                   TREDEGAR INVESTMENTS, INC.


                                           By:      /s/ Nancy M. Taylor
                                                    ----------------------------
                                                    Nancy M. Taylor
                                                    Vice President and Secretary



Date:  February 14, 2002                   TREDEGAR CORPORATION


                                           By:      /s/ Nancy M. Taylor
                                                    ----------------------------
                                                    Nancy M. Taylor
                                                    Vice President,
                                                    Administration and Corporate
                                                    Development, and Secretary

                               Page 8 of 10 Pages

                                  EXHIBIT INDEX



Exhibit Number             Exhibit Description

Exhibit 1                  Joint Filing Agreement.


                               Page 9 of 10 Pages

                                                                       Exhibit 1

                             JOINT FILING AGREEMENT


         WHEREAS, in accordance with Rule 13d-1(k) promulgated under the Securities and Exchange Act of 1934, as amended (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto are filed on behalf to each of them:

         NOW, THEREFORE, the parties hereto agree as follows:

         TGI FUND II, LC, TREDEGAR INVESTMENTS, INC. and TREDEGAR CORPORATION hereby agree, in accordance with 13d-1(k) under the Act, to file a statement on
Schedule 13G (including amendments thereto) relating to their ownership of Common Stock of Illumina, Inc. and do hereby further agree that said statement on Schedule 13G (including amendments thereto) shall be filed on behalf of each of them and that the Joint Filing Agreement be included as an Exhibit to such joint filing on Schedule 13G.

Date:  February 14, 2002                   TGI FUND II, LC

                                           By:      Tredegar Investments, Inc.
                                                    Manager

                                           By:      /s/ Nancy M. Taylor
                                                    ----------------------------
                                                    Nancy M. Taylor
                                                    Vice President and Secretary


Date:  February 14, 2002                   TREDEGAR INVESTMENTS, INC.

                                           By:      /s/ Nancy M. Taylor
                                                    ----------------------------
                                                    Nancy M. Taylor
                                                    Vice President and Secretary


Date:  February 14, 2002                   TREDEGAR CORPORATION

                                           By:      /s/ Nancy M. Taylor
                                                    ----------------------------
                                                    Nancy M. Taylor
                                                    Vice President,
                                                    Administration and Corporate
                                                    Development, and Secretary


                              Page 10 of 10 Pages